Exhibit 99.1

Zumiez Inc. Announces Fiscal 2008 Fourth Quarter and Full Year Results

EVERETT, Wash.--(BUSINESS WIRE)--March 12, 2009--Zumiez Inc. (NASDAQ: ZUMZ) today reported results for the fourth quarter and fiscal year ended January 31, 2009.

Total net sales for the fourth quarter (13 weeks) ended January 31, 2009 decreased 0.9% to $125.5 million from $126.6 million reported in the fourth quarter ended February 2, 2008 (13 weeks). The company posted net income for the quarter of $6.3 million or $0.21 per diluted share, including a non-cash, after-tax charge of $0.02 per diluted share associated with the impairment of store related assets, offset by a lower tax rate worth $0.02 per diluted share. Last year, Zumiez reported net income of $12.4 million or $0.42 per diluted share. Comparable store sales decreased 13.4% for the fourth quarter of fiscal 2008 compared to a 4.0% increase in the fourth quarter of fiscal 2007.

Total net sales for fiscal 2008 (52 week period) increased 7.1% to $408.7 million from $381.4 million reported in fiscal 2007 (52 week period). The company posted net income of $17.2 million or $0.58 per diluted share versus $25.3 million or $0.86 per diluted share in the prior year. Comparable store sales decreased 6.5% in fiscal 2008 compared to an increase of 9.2% in fiscal 2007.

Rick Brooks, Chief Executive Officer of Zumiez Inc., stated: “Fiscal 2008, particularly the second half of the year, was incredibly challenging. Since September the deteriorating economic conditions have significantly dampened consumer appetite for discretionary items. As a result, we saw a significant increase in promotional activity across all of retail, especially during the third and fourth quarters. We reacted in quick fashion and were able to manage our business in such a way to remain profitable for all four quarters of fiscal 2008. In light of the unprecedented environment, our team did an exceptional job controlling expenses, managing inventory, and most importantly, preserving the unique Zumiez concept. We begin 2009 confident that our strong balance sheet which includes approximately $79 million in cash, cash equivalents and current marketable securities, no debt and lean inventory levels, combined with our competitive advantages will allow us to successfully manage our business through this difficult macro environment. While longer-term we believe we are well positioned to drive increased profitability and greater shareholder value once the economy improves.”

2009 Outlook

It has always been our goal to openly communicate actual results as well as our forward looking guidance with investors and other constituencies. In this spirit we plan to give guidance for the quarter we are currently operating in. However, due to the current market conditions and uncertain consumer environment, particularly in the back half of the year, the Company is discontinuing the practice of providing specific annual guidance until conditions normalize and visibility improves. Our current intention is to open approximately 37 new stores in fiscal 2009 with an opening cadence similar to fiscal 2008.

The Company is introducing guidance for the three months ending May 2, 2009 of a net loss of approximately ($0.17) to ($0.13) per diluted share. This guidance is based on an anticipated comparable store sales decline in the mid to high teen range for the first quarter of fiscal 2009.

A conference call will be held today to discuss fourth quarter results and will be webcast at 5:00 p.m. ET on http://ir.zumiez.com. Participants may also dial (617)-213-4854 followed by the conference identification code of 63259192. Telephonic participants can reduce pre-call hold time by registering for the conference in advance via the following link:

https://www.theconferencingservice.com/prereg/key.process?key=PEW68MBQ6

About Zumiez Inc.

Zumiez is a leading specialty retailer of action sports related apparel, footwear, equipment and accessories. Our stores cater to young men and women between ages 12-24, focusing on skateboarding, surfing, snowboarding, motocross and BMX. As of January 31, 2009 we operate 343 stores, which are primarily located in shopping malls and our web site address is www.zumiez.com.

Safe Harbor Statement

Certain statements in this press release and oral statements relating thereto made from time to time by representatives of the company may constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. These statements include, without limitation, predictions and guidance relating to the company's future financial performance, brand and product category diversity, ability to adjust product mix, integration of acquired businesses, growing customer demand for our products and new store openings. In some cases, you can identify forward-looking statements by terminology such as, "may," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continue," or the negative of these terms or other comparable terminology. These forward-looking statements are based on management's current expectations but they involve a number of risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of risks and uncertainties, which include, without limitation, those described in the company’s quarterly report on Form 10-Q for the quarter ended November 1, 2008 as filed with the Securities and Exchange Commission and available at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. The forward-looking statements speak only as of the date on which they are made and the company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

ZUMIEZ INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except share and per share amounts) (Unaudited)

	Three Months Ended
	January 31,		February 2,
	2009	% of Sales	2008	% of Sales
Net sales	$125,464	100.0%	$126,606	100.0%
Cost of goods sold	84,855	67.6%	78,039	61.6%
Gross profit	40,609	32.4%	48,567	38.4%

Selling, general and administrative expenses	31,923	25.5%	29,229	23.1%
Operating profit	8,686	6.9%	19,338	15.3%

Interest income, net	399	0.3%	551	0.4%
Earnings before income taxes	9,085	7.2%	19,889	15.7%

Provision for income taxes	2,788	2.2%	7,447	5.9%

Net income	$6,297	5.0%	$12,442	9.8%

Basic net income per share	$0.22		$0.43

Diluted net income per share	$0.21		$0.42

Weighted average shares used in computation of earnings per share:
Basic	29,248,917		29,002,852

Diluted	29,610,709		29,321,680

ZUMIEZ INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except share and per share amounts) (Unaudited)

	Twelve Months Ended
	January 31,		February 2,
	2009	% of Sales	2008	% of Sales
Net sales	$408,669	100.0%	$381,416	100.0%
Cost of goods sold	274,134	67.1%	244,429	64.1%
Gross profit	134,535	32.9%	136,987	35.9%

Selling, general and administrative expenses	109,927	26.9%	98,042	25.7%
Operating profit	24,608	6.0%	38,945	10.2%

Interest income, net	2,059	0.5%	1,722	0.4%
Other income	36	-	3	-
Earnings before income taxes	26,703	6.5%	40,670	10.6%

Provision for income taxes	9,499	2.3%	15,344	4.0%

Net income	$17,204	4.2%	$25,326	6.6%

Basic net income per share	$0.59		$0.89

Diluted net income per share	$0.58		$0.86

Weighted average shares used in computation of earnings per share:
Basic	29,126,889		28,608,818

Diluted	29,694,112		29,322,337

ZUMIEZ INC. CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, except share amounts) (Unaudited)

	January 31,	February 2,
	2009	2008
Assets
Current assets
Cash and cash equivalents	$33,057	$11,945
Marketable securities	45,525	64,587
Receivables	4,555	4,775
Inventory	51,974	48,721
Prepaid expenses and other	5,614	4,440
Deferred tax assets	2,588	1,089
Total current assets	143,313	135,557

Leasehold improvements and equipment, net	73,932	65,937
Goodwill and other intangibles	13,236	13,154
Marketable securities - long-term	1,767	-
Deferred tax assets	1,101	1,447
Total long-term assets	90,036	80,538

Total assets	$233,349	$216,095

Liabilities and Shareholders’ Equity
Current liabilities
Trade accounts payable	$15,909	$19,672
Book overdraft	-	7,384
Accrued payroll and payroll taxes	4,739	5,097
Income taxes payable	238	47
Current portion of deferred rent and tenant allowances	2,735	2,136
Other accrued liabilities	7,600	9,060
Total current liabilities	31,221	43,396

Long-term deferred rent and tenant allowances, less current portion	24,177	18,097

Total liabilities	55,398	61,493
Commitments and contingencies

Shareholders’ equity
Preferred stock, no par value, 20,000,000 shares authorized; none issued and outstanding	-	-
Common stock, no par value, 50,000,000 shares authorized; 29,533,067 shares issued and outstanding at January 31, 2009 and 29,002,852 shares issued and outstanding at February 2, 2008.	75,789	69,297
Accumulated other comprehensive income (loss)	117	464
Retained earnings	102,045	84,841
Total shareholders’ equity	177,951	154,602

Total liabilities and shareholders’ equity	$233,349	$216,095

CONTACT:
Zumiez Inc.
Trevor Lang
Chief Financial Officer
425-551-1500 ext. 1564
or
Investor:
Integrated Corporate Relations
Chad Jacobs / Brendon Frey
203-682-8200